As filed with the Securities and Exchange Commission on July 11, 2006

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

State Street Corporation

(Exact name of registrant as specified in its charter)

MASSACHUSETTS	04-2456637
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

One Lincoln Street

Boston, Massachusetts 02111

(Address of principal executive offices, including zip code)

STATE STREET CORPORATION 2006 EQUITY INCENTIVE PLAN

(Full title of the plan)

JEFFREY N. CARP

Executive Vice President and Chief Legal Officer

State Street Corporation

One Lincoln Street

Boston, Massachusetts 02111

617-786-3000

(Name, address and telephone number, including area code, of agent for service)

Please send copies of all communications to:

KEITH F. HIGGINS, ESQ.

Ropes & Gray LLP

One International Place

Boston, MA 02110

617-951-7000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $1 par value per share	20,000,000 shares	$57.70	$1,154,000,000	$123,478

(1)             Includes attached Preferred Share Purchase Rights. Prior to the occurrence of certain events the Preferred Share Purchase Rights will not be evidenced separately from the Common Stock. Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional shares of Common Stock as may issued to prevent dilution from stock splits, stock dividends and similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. Pursuant to Rule 457(h)(2), no separate fee is required with respect to the plan interests.

(2)             Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low sales price for State Street Corporation’s Common Stock as reported on the New York Stock Exchange on June 28, 2006.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

State Street Corporation (Commission File No. 0-5108) hereby incorporates the following documents herein by reference:

(a)                                  State Street Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on February 21, 2006.

(b)                                 State Street Corporation’s Quarterly Report on Forms 10-Q for the period ended March 31, 2006, filed on May 5, 2006.

(c)                                  The description of State Street Corporation’s Common Stock is included in State Street Corporation’s Registration Statements on Forms 8-A, filed on January 18, 1995 and March 7, 1995, as supplemented by the description of State Street Corporation’s Preferred Stock Purchase Rights attached to the Common Stock included in State Street Corporation’s Registration Statement on Forms 8-A, filed on January 18, 1995 and March 7, 1995 and as updated by Form 8-A/A, filed on July 7, 1998.

(d)                                 State Street Corporation’s Current Reports on Forms 8-K dated February 7, 2006, March 7, 2006, April 21, 2006, and May 31, 2006.

All documents subsequently filed by State Street Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be incorporated by reference in the registration statement and shall be deemed to be part thereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares to be offered hereby will be passed upon for the Registrant by Ropes & Gray LLP.

Item 6. Indemnification of Directors and Officers.

Section 2.02(b)(4) of the Massachusetts Business Corporation Act (the “MBCA”) provides that a corporation may, in its articles of organization, eliminate or limit a director’s personal liability to the corporation and its shareholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (1) a breach of the director’s duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) improper distributions, and (4) transactions from which the director derived an improper personal benefit. Article 6 of State Street Corporation’s Restated Articles of Organization provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, provided, however, that this paragraph of Article 6 does not eliminate the liability of a director to the extent such liability is imposed by applicable law (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation or law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) for paying a dividend, approving a stock repurchase or making loans which are illegal under certain provisions of Massachusetts law, as the same exists or hereafter may be amended.

Section 8.51 of the MBCA permits a corporation to indemnify a director if the individual (1) acted in good faith, (2) reasonably believed that his or her conduct was (a) in the best interests of the corporation or (b) at least not opposed to the best interest of the corporation, and (3) in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 8.51 also permits a corporation to indemnify a director for conduct for which such individual is or would be exculpated under the charter provision referred to above, whether or not the director satisfied a particular standard of conduct. Section 8.56 of the MBCA permits a corporation to indemnify an officer (1) under those circumstances in which the corporation would be allowed to indemnify a director and (2) to such further extent as the corporation chooses provided that the liability does not arise out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. This broader permissible indemnification for officers also is available for a director who is an officer if the individual becomes party to a proceeding on the basis of an act or omission solely as an officer. Section 8.55 of the MBCA mandates that the determination that an award of indemnification is appropriate in a particular circumstance be made by (1) a majority vote of all disinterested directors or a majority of a committee of disinterested directors (in each case, if there are at least two disinterested directors), (2) special legal counsel, or (3) the shareholders.

Prior to the final disposition of a proceeding involving a director or officer, Sections 8.53 and 8.56 of the MBCA allow a corporation to pay for or reimburse reasonable expenses. As a condition, the director or officer must deliver a written undertaking to repay the funds if the individual is determined not to have met the relevant standard of conduct, which determination is made in the same manner as the determination of whether an individual is entitled to indemnification. This undertaking may be accepted without security and without regard to the individual’s financial ability to make repayment. Another condition to advancement of expenses is that the individual submit a written affirmation of his or her good faith that he or she has met the standard of conduct necessary for indemnification (or that the matter involved conduct for which liability has been eliminated pursuant to the charter exculpation provision referred to above).

The MBCA allows a corporation to obligate itself (1) to indemnify a director or officer and (2) to provide advancement of expenses to such an individual. Such a commitment may be made in the corporation’s charter or bylaws or in a resolution adopted, or a contract approved, by the board of directors or the shareholders.

The Restated Articles of Organization of State Street Corporation (Article 6) provide that the corporation shall to the fullest extent legally permissible indemnify each person who is or was a director, officer, employee or other agent of the corporation and each person who is or was serving at the request of the corporation as a director, trustee, officer, employee or other agent of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise or organization against all liabilities, costs and expenses, including but not limited to amounts paid in satisfaction of judgments, in settlement or as fines and penalties, and counsel fees and disbursements, reasonably incurred by him in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while in office or thereafter, by reason of his being or having been such a director, officer, employee, agent or trustee, or by reason of any action taken or not taken in any such capacity. This indemnification does not apply to any matter as to which the person shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan. Expenses, including but not limited to counsel fees and disbursements incurred by any such person in defending any such action, suit or proceeding, shall be paid from time to time by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the person indemnified to repay the amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized hereunder.

Article 6 also provides that if, in an action, suit or proceeding brought by or in the name of the corporation, a director of the corporation is held not liable for monetary damages, whether because that director is relieved of personal liability under the provisions of this Article 6 of the Restated Articles of Organization or otherwise, that director shall be deemed to have met the standard of conduct set forth above and to be entitled to indemnification for expenses reasonably incurred in the defense of such action, suit or proceeding.

Article 6 also provides that as to any matter disposed of by settlement by any such person, pursuant to a consent decree or otherwise, no such indemnification either for the amount of such settlement or for any other expenses shall be provided unless such settlement shall be approved as in the best interests of the corporation, after notice that it involves such indemnification, (a) by vote of a majority of the disinterested directors then in office (even though the disinterested directors be less than a quorum), or (b) by any disinterested person or persons to whom the question may be referred by vote of a majority of such disinterested directors, or (c) by vote of the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested person, or (d) by any disinterested person or persons to whom the question may be referred by vote of the holders of a majority of such stock. No such approval shall prevent the recovery from any such director, officer, employee, agent or trustee of any amounts paid to him or on his behalf as indemnification in accordance with the preceding sentence if such person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation.

The right of indemnification provided by Article 6 is not exclusive of and does not affect any other rights to which any director, officer, employee, agent or trustee may be entitled or which may lawfully be granted to him. By action of the board of directors, the corporation may purchase and maintain insurance, in such amounts as the board of directors may from time to time deem appropriate, against any liability incurred by any indemnified person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability. State Street Corporation maintains a directors’ and officers’ liability insurance policy.

Sections 8.52 and 8.56(c) of the MBCA mandate indemnification for reasonable expenses, regardless of whether an individual has met a particular standard of conduct, in connection with proceedings in which a director or officer is wholly successful, on the merits or otherwise. Furthermore, Section 8.54 of the MBCA provides that a court may direct a corporation to indemnify a director or officer if the court determines that (1) the director or officer is entitled to mandatory indemnification under the MBCA, (2) the director or officer is entitled to indemnification pursuant to a provision in the corporation’s charter or bylaws or in a contract or a board or shareholder resolution, or (3) it is fair and reasonable to indemnify the director or officer, regardless of whether he or she met the relevant standard of conduct.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description
4.1

Restated Articles of Organization as amended (previously filed as Exhibit 3.1 to State Street Corporation’s Quarterly Report on Form 10-Q for the period ended June 30, 2001 (Commission File No. 0-5108) and incorporated herein by reference).

4.2

By-laws as amended (previously filed as Exhibit 3.2 to State Street Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (Commission File No. 0-5108) and incorporated herein by reference).

5	Opinion of Ropes & Gray LLP.

15	Letter regarding unaudited interim financial information.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Ropes & Gray LLP (included in its opinion in Exhibit 5).

24	Powers of Attorney (contained in Part II hereof under Signatures and Power of Attorney).

Item 9. Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, the Commonwealth of Massachusetts, on June 15, 2006.

STATE STREET CORPORATION

By:	/s/ Ronald E. Logue
Name: Ronald E. Logue
Title:Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 15, 2006.

Further, we, the undersigned officers and directors of State Street Corporation (the “Corporation”) hereby severally constitute and appoint Jeffrey N. Carp and Edward J. Resch, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities as indicated, any and all amendments or supplements to this Registration Statement on Form S-8 of the Corporation, and generally to do all such things in connection therewith in our name and on our behalf in our capacities as indicated to enable the Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys or any of them, to any and all amendments.

Signature	Title

/s/ RONALD E. LOGUE
RONALD E. LOGUE	Chairman and Chief Executive Officer
(Principal Executive Officer)

/s/ EDWARD J. RESCH
EDWARD J. RESCH	Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

/s/ PAMELA D. GORMLEY
PAMELA D. GORMLEY	Executive Vice President and Corporate Controller
(Controller/Principal Accounting Officer)

Signature	Title

/s/ TENLEY E. ALBRIGHT, M.D.
TENLEY E. ALBRIGHT, M.D.	Director

/s/ KENNETT F. BURNES
KENNETT F. BURNES	Director

/s/ NADER F. DAREHSHORI
NADER F. DAREHSHORI	Director

/s/ ARTHUR L. GOLDSTEIN
ARTHUR L. GOLDSTEIN	Director

/s/ DAVID P. GRUBER
DAVID P. GRUBER	Director

LINDA A. HILL	Director

/s/ CHARLES R. LAMANTIA
CHARLES R. LAMANTIA	Director

/s/ RICHARD P. SERGEL
RICHARD P. SERGEL	Director

/s/ RONALD L. SKATES
RONALD L. SKATES	Director

/s/ GREGORY L. SUMME
GREGORY L. SUMME	Director

/s/ DIANA CHAPMAN WALSH
DIANA CHAPMAN WALSH	Director

/s/ ROBERT E. WEISSMAN
ROBERT E. WEISSMAN	Director

EXHIBIT INDEX

Exhibit	Description
4.1

Restated Articles of Organization as amended (previously filed as Exhibit 3.1 to State Street Corporation’s Quarterly Report on Form 10-Q (Commission File No. 0-5108) for the period ended June 30, 2001 and incorporated herein by reference).

4.2

By-laws as amended (previously filed as Exhibit 3.2 to State Street Corporation’s Annual Report on Form 10-K (Commission File No. 0-5108) for the fiscal year ended December 31, 2004 and incorporated herein by reference).

5	Opinion of Ropes & Gray LLP.

15	Letter regarding unaudited interim financial information.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Ropes & Gray LLP (included in its opinion in Exhibit 5).

24	Powers of Attorney (contained in Part II hereof under Signatures and Power of Attorney).